UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2008

THE BLACKSTONE GROUP L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-33551	20-8875684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue New York, New York	10154
(Address of principal executive offices)	(Zip Code)

(212) 583-5000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (c) On June 9, 2008, The Blackstone Group L.P. announced that Laurence A. Tosi will be appointed as the Chief Financial Officer of its general partner, Blackstone Group Management L.L.C. Michael A. Puglisi, Blackstone’s current Chief Financial Officer, will remain a Senior Managing Director and a member of senior management.

(c) Mr. Tosi, age 40, served as the Chief Operating Officer for the Global Markets and Investment Banking Group of Merrill Lynch & Co., Inc., a provider of capital markets, advisory and wealth management services, from May 2007 to June 2008. In that role, Mr. Tosi was responsible for the day to day operational management of that group’s capital markets, trading and investment banking businesses. Prior to that, he served as the Senior Vice President, Finance Director and Principal Accounting Officer of Merrill Lynch & Co., Inc. from November 2004 to May 2007, responsible for Merrill Lynch’s global 2,600-person finance organization, including worldwide accounting, regulatory reporting, budgeting and corporate development. From July 2001 to November 2004, Mr. Tosi was Managing Director and Chief Financial Officer of Business Finance at Merrill Lynch where he managed Merrill Lynch’s global finance organization as the Chief Financial Officer of all of the firm’s global businesses before assuming the additional responsibilities of Finance Director in November 2004.

On June 9, 2008, Blackstone entered into an agreement with Mr. Tosi setting forth the terms of his becoming a Senior Managing Director (“SMD”) with, and Chief Financial Officer of, Blackstone as soon as possible consistent with his current contractual commitments to Merrill Lynch, which is currently expected to be by September 2008. The compensation terms of the agreement include the following:

•	Blackstone will pay Mr. Tosi a salary or draw at an annual rate equal to the annual draw of other SMDs of Blackstone generally (which rate is currently $350,000);

•

If (i) Mr. Tosi is still an SMD with Blackstone on December 31, 2008, (ii) Blackstone terminates his service without “cause” (as defined in the agreement) prior to that date, or (iii) Blackstone breaches its agreement to commence his service on the terms provided in the agreement, he will be entitled to guaranteed minimum aggregate cash compensation of $3,500,000 for 2008 (which would include the pro rated amount of his salary or draw and his annual bonus, if any);

•

If Mr. Tosi is still an SMD with Blackstone on December 31, 2009, he will be entitled to (i) 0.215% of the net management fee income from Blackstone entities that generate management fees from investment funds and portfolio companies affiliated with any Blackstone entities and (ii) 0.2% of the profit sharing percentage in all Blackstone carried interest vehicle transactions that close after January 1, 2009, subject to vesting terms applicable in those various entities; and

•	Mr. Tosi will receive the following equity-based awards under Blackstone’s 2007 Equity Incentive Plan:

(1) a sign-on grant of 155,764 Blackstone Holdings partnership units, which are expected to be structured as deferred awards (“Deferred Units”). This sign-on grant will be awarded promptly after the commencement of his service with Blackstone;

(2) a make-whole grant of 338,381 Blackstone Holdings partnership units (expected to be structured as Deferred Units) representing the value of compensation-related items from Merrill Lynch that Mr. Tosi forfeited as a result of his departure. This make-whole grant will also be awarded promptly after the commencement of his service with Blackstone; and

(3) a 2008 equity bonus grant (expected to be structured as Deferred Units) equal to a number of Blackstone Holdings partnership units having a value of $4,500,000 based on the 30-day volume weighted average trading price of Blackstone’s common units prior to the date of grant if (i) he is still an SMD with Blackstone on the date in 2009 when bonuses are generally paid to other SMDs in respect of calendar year 2008, (ii) Blackstone terminates his service as an SMD without cause prior to such payment date or (iii) Blackstone breaches its agreement to commence his service on the terms specified in the agreement.

The Blackstone Holdings partnership units underlying the sign-on grant will vest 100% on the fifth anniversary of the commencement date of his service, and the Blackstone Holdings partnership units underlying the make-whole grant will vest annually in varying increments over a four-year period. The Blackstone Holdings partnership units underlying the 2008 equity bonus grant will vest in equal annual installments over a five-year period.

The unvested portion of Mr. Tosi’s equity-based awards will be terminated once he is no longer an SMD of Blackstone, except that the then-outstanding but unvested portion of his awards will become fully vested if (i) his service with Blackstone is terminated by Blackstone without cause or as a result of his death or permanent disability or (ii) there is a “change in control” (as defined in the partnership agreements of Blackstone Holdings).

Mr. Tosi is generally subject to the same transfer restrictions and forfeiture terms with respect to the Blackstone Holdings partnership units as those that apply to the Blackstone Holdings partnership units held by the firm’s other SMDs.

The agreement also provides that Mr. Tosi will be permitted to invest in and alongside Blackstone’s carry funds and in the firm’s hedge funds as long as he serves as an SMD, subject to the same limitations on exclusions from management fees or incentive fees that are applicable to the firm’s other SMDs.

Mr. Tosi has also executed an SMD non-competition and non-solicitation agreement as part of the agreement. The terms of such non-competition and non-solicitation agreement are substantially the same as the terms included in the non-competition and non-solicitation agreements signed by the other SMDs.

The agreement is filed as Exhibit 10.28 to this Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
Exhibit 10.28	Agreement, dated as of June 9, 2008, between Blackstone Holdings I L.P. and Laurence A. Tosi.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Blackstone Group L.P.

	By:	Blackstone Group Management L.L.C., its general partner

Date: June 12, 2008	By:	/s/ Robert L. Friedman
	Name:	Robert L. Friedman
	Title:	Chief Legal Officer